Exhibit 99.1

Bicycle Therapeutics Enhances Board of Directors

July 24, 2019 at 8:00 AM EDT

Appoints pharmaceutical industry veteran Richard N. Kender, MBA, and life sciences financing professional Janice Bourque, MBA

Orderly transition planned for four board members to depart over the next 12 months

CAMBRIDGE, England & BOSTON—(BUSINESS WIRE)—Jul. 24, 2019— Bicycle Therapeutics plc, a biotechnology company pioneering a new class of therapeutics based on its proprietary bicyclic peptide (Bicycle®) technology, today announced changes to the composition of its Board of Directors, including the appointment of two new directors and the departure of four directors. Richard N. Kender and Janice Bourque, both executives with extensive biopharma industry experience, have joined the board, effective July 18, 2019.

“We are delighted to welcome Richard and Janice to the Board of Directors, and we look forward to their leadership during this pivotal time of growth for Bicycle,” said Kevin Lee, Ph.D., Chief Executive Officer of Bicycle Therapeutics. “As a newly-public company with a rapidly advancing pipeline of oncology programs, Bicycle will benefit from their business development and financing expertise, as well as their deep industry knowledge.”

The board has begun to implement an orderly transition, which is expected to occur over the coming year, that will result in a reduction in board size, while enhancing its scientific and U.S. public company board expertise. Deborah Harland (SR One) has indicated her intent to resign, following the next board meeting, on September 27, 2019. Michael Anstey (Cambridge Innovation Capital), Bosun Hau (Tybourne Capital Management) and Carolyn Ng (Vertex Ventures HC) have indicated their intent to resign on June 30, 2020.

Added Pierre Legault, Chairman of Bicycle’s Board of Directors: “As we welcome Richard and Janice to the Board, we also would like to thank Debbie, Mike, Bosun and Carolyn for their services to the company. These individuals brought a wealth of expertise that helped advance our pipeline and supported us through our IPO in May. With today’s changes, we believe the Board remains well-equipped to support Bicycle’s development as a public company.”

Mr. Kender has had an extensive career in the pharmaceutical industry, most recently serving as Senior Vice President of Business Development and Corporate Licensing at Merck & Co., Inc. from 2000 until his retirement in 2013. During his career at Merck, Mr. Kender was greatly influential across Business Development, Licensing and in finance roles that supported the domestic and international research, commercial and manufacturing divisions. Mr. Kender currently serves on the Board of Directors and Audit Committee of Seres Therapeutics and on the Board of Directors and Audit Committee of Poxel SA. Mr. Kender earned his B.S. in accounting from Villanova University and his MBA from Fairleigh Dickinson University.

Ms. Bourque is a Managing Director in Hercules Capital’s life sciences group and brings to Bicycle’s board more than 25 years of life science experience and a focus on emerging growth stage companies. Previously, Ms. Bourque has consulted for Commons Capital, served as Senior Vice President and Group Head Life Sciences at Comerica Bank and was President and Chief Executive Officer of the Massachusetts Biotechnology Council. Ms. Bourque currently serves on the Board of Directors, is Chair of the Audit Committee and member of the Nominating/Governance/Compensation Committee of The Village Bank and is an Independent Director, Chair of Nominating and Governance Committee and Member of the Audit Committee of Poxel SA. Ms. Bourque has also served as Director of the MIT Koch Institute for Integrative Cancer Research. She holds a B.S. in veterinary science and an MBA in finance and accounting from the University of New Hampshire.

About Bicycle Therapeutics

Bicycle Therapeutics plc (NASDAQ: BCYC) is a clinical-stage biopharmaceutical company developing a novel class of medicines, referred to as Bicycles®, for diseases that are underserved by existing therapeutics. Bicycles are fully synthetic short peptides constrained with small molecule scaffolds to form two loops that stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycles attractive candidates for drug development. Bicycle’s lead product candidate, BT1718, is a Bicycle Toxin Conjugate being investigated in an ongoing Phase I/IIa clinical trial in collaboration with the Centre for Drug Development of Cancer Research UK. Bicycle is headquartered in Cambridge, U.K. with many key functions and members of its leadership team located in Lexington, MA. For more information, visit BicycleTherapeutics.com, connect with us on LinkedIn and follow us on Twitter at @Bicycle_tx.

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Source: Bicycle Therapeutics

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